Exhibit 10.1

Execution Version

CITIGROUP GLOBAL MARKETS INC.

390 GREENWICH STREET

NEW YORK, NEW YORK 10013

January 24, 2016

Tyco International Finance S.A.

29, Ave. de la Porte Neuve

Luxembourg N4 2227

$4.0 Billion Senior Unsecured Term Loan Facility

COMMITMENT LETTER

Ladies and Gentlemen:

Tyco International Finance S.A., a Luxembourg company (“you” or the “Company”) has advised us that Tyco International plc, an Irish public limited company (the “Parent”) intends to effect a business combination with the company disclosed to us and code named “Jaguar” (the “Target” and, together with its subsidiaries, the “Acquired Business”), through the merger of Jagara Merger Sub LLC (“Merger Sub”) with and into the Target, with the Target being the surviving corporation of such merger (the “Merger”), pursuant to the Agreement and Plan of Merger dated as of January 24, 2016 by and among Johnson Controls, Inc., Parent and Merger Sub (including all schedules and exhibits thereto, as may be amended from time to time, the “Merger Agreement”). Capitalized terms used in this letter agreement (including the attached Exhibits A, B and C, collectively, the “Exhibits”, this “Commitment Letter”), but not defined herein shall have the meanings given to them in the Exhibits hereto.

You have also advised us that Tyco International Holding S.a.r.l., a Luxembourg société à responsabilité limitée (which may, at the Company’s election, be converted into a Luxembourg société anonyme prior to the Closing Date) and a direct wholly-owned subsidiary of the Company (the “Borrower”) intends to finance all or a portion of the cash consideration payable to Target shareholders in connection with the Merger and the costs and expenses related to the Transaction (as defined below) using the proceeds of a senior unsecured term loan facility (the “Term Loan Facility”) in an aggregate principal amount of up to US$4,000,000,000 and/or, to the extent such aggregate principal amount is less than US$4,000,000,000 on or prior to the date of consummation of the Merger, up to US$4,000,000,000 in senior unsecured loans under a 364-day senior unsecured bridge facility (the “Bridge Facility”). The Merger, the entering into and funding of the Term Loan Facility, and/or the entering into and funding of the Bridge Facility, in each case as described herein, and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Merger is referred to herein as the “Closing Date.”

It is understood and agreed that upon the execution and delivery of the Operative Documents (as defined below) by the parties thereto, the commitments with respect to the Bridge Facility shall automatically be reduced on a dollar-for-dollar basis by the amount of the commitments under the Term Loan Facility in accordance with the “Mandatory Prepayments and Commitment Reductions” section and the other terms and provisions of the separate commitment letter dated as of January 24, 2016 in respect of the Bridge Facility.

Citi (as defined below) (the “Commitment Party”) is pleased to inform you and the Borrower of Citi’s commitment to provide up to $400,000,000 of the Term Loan Facility upon the terms and subject to the conditions set forth on Exhibit A and Exhibit B hereto. Citi is also pleased to agree to use commercially reasonable efforts to arrange a syndicate of Lenders that will participate in the Term Loan Facility on the terms set forth in this Commitment Letter.

As used in this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

Furthermore, (i) Citi is pleased to advise you of its agreement to act as a joint lead arranger and joint bookrunner (Citi in such capacity, together with the other joint lead arrangers and joint bookrunners appointed pursuant to this paragraph, the “Lead Arrangers”) in respect of the Term Loan Facility (and you hereby appoint Citi to act in such capacity) and (ii) Citi is pleased to advise you of its agreement to act as the administrative agent (acting in such role, the “Administrative Agent”) in respect of the Term Loan Facility (and you hereby appoint Citi to act in such capacity), in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. It is understood and agreed that Citi will have “left lead” placement in all marketing materials and other documentation used in connection with the Term Loan Facility. No additional agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (except as set forth in this Commitment Letter or the Fee Letter) will be paid, without the consent of the Commitment Party; provided that you may, in consultation with Citi, appoint one or more additional lead arrangers and/or joint bookrunners for the Term Loan Facility, and award such lead arranger and/or joint bookrunners, additional agent or co-agent, manager or co-manager titles or confer other titles in a manner and with economics set forth in the immediately succeeding proviso; provided, further, that, no such additional lead arranger and/or any joint bookrunner for the Term Loan Facility shall be awarded economics in excess of the total economics payable to Citi in respect of the Term Loan Facility pursuant to the Fee Letter.

Except as set forth above with respect to Citi’s commitment hereunder to provide a portion of the Term Loan Facility, the Company acknowledges that this Commitment Letter shall not constitute or give rise to any obligation on the part of Citi or any of its affiliates to provide or commit to provide the balance of the commitments for the Term Loan Facility in excess of such portion; any such commitment or obligation will arise, if at all, only to the extent in a separate commitment letter or agreement with respect thereto and setting forth the terms and conditions thereof.

1.	Conditions Precedent.

Our commitments and agreements hereunder are subject solely to those conditions specified under the heading “Conditions to Availability of the Term Loans on the Closing Date” in Exhibit A and in Exhibit B; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Operative Documents (as defined below)) other than those that are expressly stated under the heading “Conditions to Availability of the Term Loans on the Closing Date” in Exhibit A and in Exhibit B to be conditions to the initial funding under the Term Loan Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Term Loan Facility shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Operative Documents or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the terms of the Operative Documents shall be in a form such that they do not impair availability of the Term Loan Facility on the Closing Date if the conditions expressly stated under the heading “Conditions to Availability of the Term Loans on the Closing Date” in Exhibit A and in Exhibit B are satisfied.

2.	Commitment Termination.

The commitments of the Commitment Party hereunder and the undertaking of the Lead Arrangers to provide the services described herein will terminate on the earliest of (A) October 24, 2016, or if the Outside Date (as defined in the Merger Agreement as in effect on the date hereof) shall have been extended to a later date as provided in Section 8.1(c) of the Merger Agreement (as in effect on the date hereof), such later date (but in any event not later than January 24, 2017), (B) the date the Operative Documents become effective, (C) the date the Merger Agreement is validly terminated in accordance with its terms and (D) the date of the consummation of the Merger without the funding of the Term Loan Facility (such earliest date, the “Termination Date”).

3.	Syndication.

Notwithstanding anything to the contrary contained herein, the selection of Lenders and the allocations of the commitments among such Lenders shall be subject to your consent (such consent not to be unreasonably withheld), it being agreed that you hereby consent to syndication (i) to lenders under the Existing Credit Agreement (as defined below) and (ii) to other financial institutions agreed to by you and Citi in writing prior to the date hereof.

You understand that the Commitment Party intends to commence such syndication efforts promptly after your acceptance of this Commitment Letter. Citi will manage all aspects of the syndication of the Term Loan Facility in consultation with the Company and, subject to the immediately preceding paragraph, with the Company’s consent, not to be unreasonably withheld, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.

The Company shall take all action as Citi may reasonably request to assist Citi in forming a syndicate of Lenders from the date hereof until the Effective Date (as defined in Exhibit A hereto). The Company’s assistance in forming such a syndicate shall include but not be limited to: (i) making senior management and representatives of the Company and the Parent available to participate in information meetings with potential Lenders and rating agencies at such times and places as Citi may reasonably request, (ii) using the Company’s commercially reasonable efforts to ensure that the syndication efforts benefit from the Company’s and the Parent’s existing lending relationships, (iii) assisting in the preparation of a confidential information memorandum for the Term Loan Facility and other marketing and rating agency materials to be used in connection with the syndication of the Term Loan Facility; and (iv) providing Citi with all information with respect to the Borrower (including, but not limited to, delivery of the Borrower’s financial statements) and its subsidiaries reasonably requested by Citi to successfully complete the syndication.

The Company acknowledges that (i) the Commitment Party may make available any Information (as defined in Section 8) to potential Lenders by posting the Information on Debtdomain, Intralinks or another similar electronic system (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Borrower or any securities of any party or their respective subsidiaries) (each, a “Public Lender”). The Company agrees that (A) at the request of the Commitment Party, it will prepare a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning the Company, the Borrower or any securities of any party or their respective subsidiaries for purposes of United States federal and state securities laws; (B) any Information that is to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (C) by marking Information “PUBLIC”, the Company will be deemed to have authorized the Lead Arrangers and the proposed Lenders to treat such Information as not containing any material non-public information (although they may be confidential or proprietary) with respect to the Company, the Borrower or any securities of any party or their respective subsidiaries for purposes of United States federal and state securities laws; (D) any Information marked “PUBLIC” is permitted to be made available through a portion of the Platform designated “Public Lender,” and (E) the Lead Arrangers will be entitled to treat any Information that is not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

It is understood that in connection with your assistance described above, a customary authorization letter will be included in each confidential information memorandum that authorizes the distribution of such confidential information memorandum to prospective Lenders and confirms that the public-side version consists exclusively of Public Lender Information and each such confidential information memorandum shall exculpate us and our affiliates with respect to any liability related to the use of the information contained in such confidential information memorandum or any related marketing material by such prospective Lenders.

To ensure an effective syndication of the Term Loan Facility, the Company agrees that, from the date hereof until the Effective Date, neither the Company nor the Borrower will, and will not permit any of the Borrower’s subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions with commercial banks concerning the syndication or issuance of, any debt facility (including any renewals thereof) in the commercial bank market without the prior written consent of Citi; provided, however, that the foregoing shall not limit the Company’s, the Borrower’s or their subsidiaries’ ability (i) to issue commercial paper or other short-term debt programs currently in place, (ii) to borrow under the Existing Credit Agreement, (iii) to increase the aggregate principal amount available under the Existing Credit Agreement to up to $3.0 billion or refinance the Existing Credit Agreement (as defined below) with a new revolving credit agreement with aggregate commitments not to exceed $3.0 billion, and to borrow up to $3.0 billion under such amended or refinanced revolving credit agreement, (iv) to enter into and renew local lines of credit for non-U.S. operating subsidiaries in the ordinary course of business or (v) to enter into the Bridge Facility.

4.	Fees.

In addition to the fees described in the Exhibits, the Company shall pay (or cause to be paid) the non-refundable fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between the Company and the Commitment Party. The terms of the Fee Letter are an integral part of the Commitment Party’s commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

5.	Indemnification.

The Company shall indemnify and hold harmless the Commitment Party, the Lead Arrangers, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Term Loan Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s or any Related Indemnified Party’s gross negligence or willful misconduct, (ii) a material breach by such Indemnified Party or such Related Indemnified Party of its agreements hereunder or (iii) a dispute that (A) is solely among Lenders and (B) does not arise from the Company’s breach of its obligations under this Commitment Letter or any related transaction or applicable law (other than any proceeding against the Commitment Party or any Lead Arranger solely in their capacity or in fulfilling their role as an agent or other similar role under the Term Loan Facility). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, the Borrower, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. For purposes hereof, a “Related Indemnified Party” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers, or employees of such Indemnified Party or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the express instructions of such Indemnified Party, such controlling person or such controlled affiliate, provided, that each reference to a controlled affiliate, controlling person, director, officer or employee in this sentence pertains to a controlled affiliate, controlling person, director, officer or employee involved in the negotiation of this Commitment Letter.

No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Company, the Borrower or any of their respective affiliates or security holders or creditors for or in connection with this Commitment Letter, the Fee Letter, the Term Loan Facility, the use of proceeds thereof, the Transactions or any related transaction, except to the extent of direct damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its agreements hereunder. In no event shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Term Loan Facility, the use of proceeds thereof, the Transactions or any related transaction.

The Company acknowledges that information and other materials relative to the Term Loan Facility and the transactions contemplated hereby may be transmitted through the Platform. No Indemnified Party will be liable to the Company, the Borrower or any of their respective affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons.

6.	Costs and Expenses.

The Company shall pay, or reimburse the Commitment Party and the Lead Arrangers on demand for, all reasonable out-of-pocket costs and expenses incurred by the Commitment Party and the Lead Arrangers (whether incurred before or after the date hereof) in connection with the Term Loan Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of New York and local counsel, in U.S. dollars in New York, New York, or, at the Commitment Party’s or the Lead Arrangers’ direction, in the currency and at the place in which such costs or expenses were incurred, regardless of whether any of the transactions contemplated hereby are consummated. The Company shall also pay all costs and expenses of the Commitment Party and the Lead Arrangers (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights or remedies hereunder.

7.	Confidentiality.

By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for the Company’s, the Borrower’s, the Parent’s and the Company’s subsidiaries confidential use only and that neither its existence nor the terms hereof will be disclosed by the Company or its subsidiaries to any person other than the Company’s, the Borrower’s, the Parent’s or the Company’s subsidiaries’ officers, directors, employees, accountants, attorneys and other advisors, agents and representatives (the “Company Representatives”) and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that (i) you may disclose this Commitment Letter and the Fee Letter to the Target and its officers, directors, employees, affiliates, independent auditors, legal counsel and other advisors on a confidential and “need to know” basis in connection with the Merger, (ii) you may disclose this Commitment Letter (other than the Fee Letter), after your acceptance of this Commitment Letter (including the Fee Letter), in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and otherwise in prospectuses and offering memoranda for offerings of debt securities; and (iii) the Company may make such other public disclosures of the terms and conditions hereof (but not any of the fees payable pursuant to the Fee Letter other than disclosure of the aggregate amount of such fees as part of a generic disclosure of aggregate sources and uses) as the Company is, in the opinion of the Company’s counsel, required by law to make. Notwithstanding any other provision in this Commitment Letter, the Commitment Party hereby confirms that the Company and the Company Representatives shall not be limited from disclosing the tax treatment or tax structure of the Term Loan Facility. The provisions of this paragraph shall expire one year following the date hereof.

Each Lead Arranger shall maintain the confidentiality of the Confidential Information (as defined below) and shall not use the Confidential Information except for purposes relating directly to the Term Loan Facility, except that Confidential Information may be disclosed by such Lead Arranger (a) to its affiliates and its and its affiliates’ directors, officers, managers, administrators, trustees, partners, advisors, employees, and agents whom it determines need to know such Confidential Information in connection with matters relating directly to the Term Loan Facility, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and such Lead Arranger shall be responsible for direct damages arising from the breach of this Section by its affiliates and its and its affiliates’ directors, officers, managers, administrators, trustees, partners, advisors, employees and agents to whom it disclosed such Confidential Information), (b) to the extent requested by any governmental authority or regulatory agency (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or upon order of any court or administrative agency of competent jurisdiction, to the extent required by such order and not effectively stayed on appeal or otherwise, or as otherwise required by law; provided that in the case of any intended disclosure under this clause (c), such Lead Arranger shall (unless otherwise required by applicable law), to the extent practicable, inform you promptly thereof specifying the Confidential Information involved and, at your request, cooperate in seeking protective order in respect thereof or in resisting such disclosure), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Commitment Letter or any action or proceeding relating to this Commitment Letter or the enforcement of rights hereunder, (f) subject to an agreement in writing to be bound by the provisions of this Section or to an arrangement to be bound by provisions at least as restrictive as this Section (and, in each case, of which the Company shall be a third party beneficiary) , to (i) any Lender, or any prospective Lender or (ii) any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are made by reference to the Company and its obligations, the Term Loan Facility or payments thereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the written consent of the Company referencing this Section, or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or a breach of another confidentiality agreement to which such Lead Arranger is a party or any other legal obligation of such Lead Arranger or (y) becomes available to such Lead Arranger or any of its affiliates on a nonconfidential basis from a source other than the Company. For purposes of this Section, “Confidential Information” means all confidential and non-public information received from or on behalf of the Company or the Borrower relating to the Company or the Borrower or any of its businesses, or to the Transaction, other than any such information that is available to the Lead Arrangers on a nonconfidential basis prior to disclosure by the Company from a source which is not, to the actual knowledge of the recipient, prohibited from disclosing such information by a confidentiality agreement or other legal or fiduciary obligation to the Company”. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions and exercised due care to maintain the confidentiality of such Confidential Information. In addition to other remedies, the Company shall be entitled to seek specific performance and injunctive and other equitable relief for breach of this Section. If the Term Loan Facility closes, the Lead Arrangers’ obligations under this paragraph shall terminate and be superseded by the confidentiality provisions of the Operative Documents. Otherwise, the provisions of this paragraph shall expire one year following the date hereof.

8.	Representations and Warranties of the Company.

The Company represents and warrants that (i) all information (other than Projections (as defined below)) that has been or will hereafter be made available to the Lead Arrangers or any Lender by or on behalf of the Company, the Borrower, the Parent, their respective subsidiaries or any of their respective representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made (after giving effect to all updates thereto provided by the Company or on its behalf to the Lead Arrangers) and (ii) all projections and other forward-looking information that have been or will be prepared by or on behalf of the Company, the Borrower, the Parent, their respective subsidiaries or any of their respective representatives and made available to the Lead Arrangers or any Lender or any prospective Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made available to the Lead Arrangers; it being understood that the Projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which our out of your control, that no assurance can be given that any particular projection or other forward-looking information will be realized and that actual results during the period or periods covered by the Projections may differ materially from the projected results. The Company agrees to supplement the Information from time to time until the Effective Date or this Commitment Letter terminates so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.

In providing this Commitment Letter, the Lead Arrangers are relying on the accuracy of the Information furnished to it by or on behalf of the Company, the Borrower, the Parent and their respective affiliates without independent verification thereof.

9.	Lead Arrangers Confirmation.

Each Lead Arranger hereby confirms that the Term Loan Facility is being provided to and arranged for the Borrower on the basis of its properties, assets and credit only.

10.	No Third Party Reliance, Etc.

The agreements of the Lead Arrangers and the Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Term Loan Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. The Company may not assign or delegate any of its rights or obligations hereunder without the Commitment Party’s prior written consent. The Commitment Party may assign its commitment hereunder, in whole or in party, to any of its affiliates (provided than no such assignment to an affiliate shall reduce the amount of the Commitment Party’s commitment hereunder). This Commitment Letter may not be amended or modified, or any provisions hereof waived, except by a written agreement signed by all parties hereto.

The Company hereby acknowledges that the Commitment Party and the Lead Arrangers are acting pursuant to a contractual relationship on an arm’s length basis and the parties hereto do not intend that the Commitment Party or the Lead Arrangers act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person. Each of the parties hereby expressly disclaims any fiduciary relationship and agrees that they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that neither the Commitment Party nor any Lead Arranger has advised and is not advising the Company as to any legal, accounting, regulatory or tax matters and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.

The Company acknowledges that the Commitment Party and the Lead Arrangers and/or one or more of their respective affiliates (the Commitment Party and the Lead Arrangers, together with their respective affiliates, being collectively, the “Group”) may provide financing, equity capital, financial advisory and/or other services to other clients. Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests. In recognition of the foregoing, the Company agrees that the Group is not required to restrict its activities as a result of this Commitment Letter and that the Group may undertake any business activity without further consultation with or notification to the Company. Neither this Commitment Letter nor the receipt by the Commitment Party and the Lead Arrangers of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account. However, consistent with the Commitment Party’s policy to hold in confidence the affairs of its customers, the Commitment Party or any of its affiliates will not furnish confidential information obtained from the Company to any of the Commitment Party’s other customers, and it will treat confidential information relating to the Company and its affiliates with the same degree of care as it treats its own confidential information. Nothing in this Commitment Letter shall prevent the Group from disclosing any confidential information as required by law, regulation, regulatory authority or other applicable judicial or government order. Furthermore, no Commitment Party nor any of its affiliates will make available to the Company confidential information that the Commitment Party obtained or may obtain from any other person.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Term Loan Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Party and the Lead Arrangers, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the transactions contemplated by this Commitment Letter, the Commitment Party and the Lead Arrangers are and have been acting solely as a principal and are not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees; (iii) neither the Commitment Party nor any Lead Arrangers has assumed an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby (irrespective of whether the

Commitment Party or the Lead Arrangers has advised or is currently advising you or your affiliates on other matters); (iv) the Commitment Party, the Lead Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and neither the Commitment Party nor any Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Commitment Party nor any Lead Arranger has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby.

In addition, you acknowledge that you have retained Citi as a financial advisor (in such capacity, the “Financial Advisor”) in connection with the Merger. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such Financial Advisor and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

11.	Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties with respect to the matters addressed herein and supersede all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or a .pdf transmission shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 4 through 7 and 10 through 14 hereof shall survive the termination of the Commitment Party’s commitment hereunder; provided, that Section 5, Section 6, the second paragraph of Section 7 and Section 8 hereof shall be superseded by the corresponding provisions of the Operative Documents upon the execution and delivery thereof, which corresponding provisions of the Operative Documents shall cover periods prior to the Closing Date.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Operative Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Term Loan Facility is subject to the applicable conditions precedent set forth in Section 1 of this Commitment Letter and the conditions specified under the heading “Conditions to Availability of the Term Loans on the Closing Date” in Exhibit A and in Exhibit B hereto.

12.	Taxes; Payments.

All payments by the Company under this Commitment Letter (including without limitation, the Fee Letter) shall, except as otherwise provided herein, be made in U.S. dollars in New York, New York and shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (collectively, “Taxes”). If the Company is required by law to deduct any Taxes from or in respect of any sum payable by the Company to the Commitment Party, such sum will be increased as may be necessary so that, after making the required deductions, the Commitment Party receives an amount equal to the sum it would have received had no such deductions been made. The Company will promptly pay any and all such Taxes and will indemnify the Commitment Party for and hold it harmless against any such Taxes and any liability arising therefrom or with respect thereto. In addition, the Company will pay any present or future stamp or documentary taxes or other excise or property taxes, charges or similar levies that arise from any payment by the Company made under this Commitment Letter or from the execution or delivery of, or otherwise with respect to, this Commitment Letter.

To the fullest extent permitted by law, the Company shall make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Company’s obligation to make, or the right of the Commitment Party to receive, such payments by the Company.

The obligation of the Company in respect of any sum due from it to the Commitment Party hereunder shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that, on the business day following receipt by the Commitment Party of any sum adjudged to be so due in such other currency, the Commitment Party may in accordance with normal banking procedures purchase U.S. dollars with such other currency. If the U.S. dollars so purchased are less than the sum originally due to the Commitment Party in U.S. dollars from the Company, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Commitment Party against such loss, and if the U.S. dollars so purchased exceed the sum originally due to the Commitment Party in U.S. dollars from the Company, the Commitment Party agrees to remit to the Company such excess.

13.	Consent to Jurisdiction, Etc.

Each party hereto hereby irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any other party hereto arising out of or in any way relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, (ii) submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court; (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding; (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to CT Corporation at 111 Eighth Avenue, New York, NY 10011, United States of America, or in any other manner permitted by applicable law; and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court, set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

14.	Waiver of Jury Trial.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

15.	Patriot Act Compliance.

The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and the Borrower, which information includes the name and address of the Company and the Borrower and other information that will allow the Commitment Party to identify the Company and the Borrower in accordance with the Patriot Act. In that connection, the Commitment Party may also request corporate formation documents, or other forms of identification, to verify information provided. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Party and the Lenders.

[Remainder of page intentionally left blank]

Please indicate the Company’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Susan L. Hobart of Shearman & Sterling LLP, 599 Lexington Ave., New York, New York 10022 at or before 11:00 a.m. (New York City time) on January 25, 2016, the time at which the commitments of the Commitment Party hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Authorized Signatory

Signature Page – Term Loan Commitment Letter

Accepted and agreed to as of the date first written above:

TYCO INTERNATIONAL FINANCE S.A.

By	/s/ Joseph Mandala
Name: Joseph Mandala
Title: Vice President & Assistant Treasurer / Director

By	/s/ Andrea Goodrich
Name: Andrea Goodrich
Title: Director

Signature Page – Term Loan Commitment Letter

Exhibit A

SUMMARY OF TERMS AND CONDITIONS

$4.0 BILLION SENIOR UNSECURED TERM LOAN FACILITY

BORROWER:	Tyco International Holding S.a.r.l., a Luxembourg société à responsabilité limitée (which may, at the Company’s election, be converted into a Luxembourg société anonyme prior to the Closing Date) (the “Borrower”).

GUARANTORS:	None.

COLLATERAL:	None.

JOINT LEAD ARRANGERS
AND JOINT BOOKRUNNERS:	Citigroup Global Markets Inc. (“CGMI”) and additional joint lead arrangers and joint bookrunners appointed as contemplated by the Commitment Letter (the “Lead Arrangers”).

ADMINISTRATIVE AGENT:	An affiliate of CGMI (the “Administrative Agent”).

LENDERS:	An affiliate of CGMI and a syndicate of banks to be assembled by Citi in accordance with Section 3 of the Commitment Letter (collectively, the “Lenders”).

FACILITY AMOUNT:	An aggregate principal amount of up to US$4.0 billion of senior unsecured term loans (the “Term Loans”), less all reductions (if any) pursuant to the Mandatory Commitment Reduction section below.

TYPE OF FACILITY:	3.5 year senior unsecured term loan facility (the “Term Loan Facility”).

LOAN DOCUMENTATION:	The definitive loan documentation for the Term Loan Facility (the “Loan Documentation”) will contain representations and warranties, covenants, events of default and other provisions consistent with and substantially similar to the Amended and Restated Five-Year Senior Unsecured Credit Agreement dated as of August 7, 2015 among Tyco International Finance S.A. (the “Company”), as borrower, Tyco International plc, an Irish public limited company (the “Parent”), as guarantor, the lenders party thereto and Citibank, N.A., as administrative agent (as in effect on the date hereof, the “Existing Credit Agreement”), and shall contain only the representations, warranties, covenants and events of default set forth below. The Loan Documentation will be negotiated in good faith to reflect the terms set forth in the Commitment Letter and this term sheet and shall otherwise be on terms substantially similar to the Existing Credit Agreement. For purposes hereof, including the Commitment

Letter and all attachments thereto, the term “substantially similar to the Existing Credit Agreement” (and words of similar import) means substantially the same as the Existing Credit Agreement, with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the credit facility as a term loan facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Credit Agreement and (c) to accommodate the facts that (x) the borrower is the Borrower (as opposed to the Company), (y) there will be no guarantees by any parent entity of the Borrower or any such parent entity’s other subsidiaries and (z) only the Borrower and, as applicable, its subsidiaries, but not the Company, the Parent or any of the Parent’s other subsidiaries (including the Target and its subsidiaries) will be subject to the restrictions, covenants or other provisions set forth in the Loan Documentation.

Notwithstanding anything contained herein or otherwise to the contrary, the Loan Documentation shall not (i) require the Target or any of its subsidiaries to guarantee, grant liens on their respective properties or assets or otherwise provide, directly or indirectly, credit or collateral support for the Term Loans or any other obligation under the Term Loan Facility, whether prior to or after the Closing Date, or (ii) contain any representations, warranties, covenants or events of default, or any other terms or conditions, in each case that would apply to the Target, any of its subsidiaries or any of their respective properties or assets, whether prior to or after the Closing Date.

PURPOSE:	The proceeds of the Term Loans shall be used to finance the Transaction and to pay costs and expenses in connection therewith.

CLOSING DATE:	The date that all conditions set forth in Exhibit B have been met or waived and the Merger is consummated.

INTEREST RATES:	As set forth in Addendum I.

AVAILABILITY:	The Term Loan Facility shall be available for a single drawing on the Closing Date and any undrawn commitments shall automatically be terminated on the Closing Date.

MATURITY:	The Term Loan Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 3.5 years after the Closing Date. The Term Loans shall not amortize.

OPTIONAL PREPAYMENTS AND COMMITMENT
REDUCTIONS:	The Borrower may prepay the Term Loan Facility in whole or in part at any time without premium or penalty in minimum amounts of $10,000,000 and integral multiples of $1,000,000 and with appropriate notice, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

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The commitments under the Term Loan Facility may be irrevocably canceled in whole or in part by the Borrower, subject to the minimum threshold amounts set forth in the previous sentence.
MANDATORY COMMITMENT
REDUCTIONS:	Prior to the Closing Date, the commitments in respect of the Term Loans shall be automatically reduced with (a) all net after-tax cash proceeds (which are above (x) $100 million for any single transaction or series of related transactions and (y) $350 million in the aggregate) from non-ordinary course sales of property and assets of the Parent or any of its subsidiaries, including sales or issuances of common equity of the Parent’s subsidiaries to third parties (“Asset Sale Proceeds”); provided that Asset Sale Proceeds shall not include any such net cash proceeds that are reinvested, or are intended to be reinvested, within 12 months following receipt, (b) all net cash proceeds from the issuance or incurrence of additional debt for borrowed money of the Parent or any of its subsidiaries, other than Excluded Debt and (c) all net cash proceeds from any issuance of equity interests prior to the Closing Date by the Parent, other than Excluded Equity Issuances.

“Excluded Debt” means (i) intercompany debt among any of the Parent and its subsidiaries, (ii) borrowings under the Existing Credit Agreement, as it may be amended, restated, refinanced or replaced, so long as the aggregate principal amount of loans outstanding thereunder does not exceed $3.0 billion, (iii) indebtedness incurred for the purpose of renewing, refinancing or extending existing debt of the Parent and its subsidiaries, including the refinancing of existing notes, bonds or debentures that mature prior to the latest possible maturity date of the Term Loans, for substantially the same, or lesser, aggregate principal amount (plus, as applicable, an additional amount to cover any accrued interest on the indebtedness being refinanced and any prepayment penalties or premiums and customary fees and expenses incurred in connection with such refinancing), (iv) up to $500 million in loans or note issuances to finance the Parent’s working capital, investments in subsidiaries of the Parent and capital expenditures, (v) commercial paper and (vi) ordinary course lease financings, purchase money debt, letter of credit facilities, overdraft protection and short term working capital facilities, other local lines of credit for non-U.S. operating subsidiaries in the ordinary course of business, factoring arrangements, hedging and cash management and equipment financings.

“Excluded Equity Issuances” means any equity issuances pursuant to any employee or director stock plans, other benefit plans and dividend reinvestment and direct stock purchase plans established in the ordinary course of business.

CONDITIONS PRECEDENT
TO EFFECTIVE DATE:	The effectiveness of the Term Loan Facility, if the Borrower elects to have the Term Loan Facility become effective prior to the Closing Date, will be subject to satisfaction of the following conditions precedent:

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(i)     Delivery of executed Loan Documentation (including, without limitation, customary legal opinions of counsel for the Borrower, board resolutions, incumbency/specimen signature certificates and other customary closing documents), for the Term Loan Facility.

(ii)    All fees due to the Administrative Agent, the Commitment Party and any other Lead Arranger(s) invoiced at least three (3) business days prior to the date of such effectiveness (the “Effective Date”).

(iii)  Delivery of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, at least three (3) business days prior to the Effective Date, to the extent requested in writing by the Commitment Party at least ten (10) business days prior to the Effective Date.

CONDITIONS TO
AVAILABILITY OF THE
TERM LOANS ON THE
CLOSING DATE:
The availability of the Term Loans on the Closing Date is subject solely to (i) the satisfaction (or waiver) of the conditions set forth in Exhibit B to the Commitment Letter and (ii) the delivery of a borrowing notice.
ACTIONS BETWEEN
EFFECTIVE DATE AND
CLOSING DATE:
If the Effective Date occurs prior to the Closing Date, during the period from and including the Effective Date to and including the termination of all commitments with respect to the Term Loan Facility (whether as a result of the funding of the Term Loans on the Closing Date or otherwise as provided in the Commitment Letter or this Term Sheet) (the “Limited Conditionality Period”), and notwithstanding (i) that any representation made on the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and/or Acquisition Agreement Representations) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenant, (iii) any provision to the contrary in any Operative Documents or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) rescind, terminate or cancel any of its commitments under the Term Loan Facility (except as set forth in “Mandatory Commitment Reductions” above), (2) rescind, terminate or cancel the Operative Documents or exercise any right or remedy or make or enforce any claim under the Operative Documents, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Term

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Loan, (3) refuse to participate in making its Term Loan; provided that the applicable conditions precedent to the making of the Term Loans set forth in Exhibit B to the Commitment Letter have been satisfied, or (4) exercise any right of set-off or counterclaim in respect of its Term Loan to the extent to do so would prevent, limit or delay the making of its Term Loan. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition precedent set forth in Exhibit B to the Commitment Letter is not satisfied on the Closing Date and (B) immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.
REPRESENTATIONS
AND WARRANTIES:	Substantially similar to those contained in the Existing Credit Agreement, but applicable only to the Borrower and, as appropriate, its subsidiaries or material subsidiaries (and not for the avoidance of doubt, to the Parent, the Company or any of their other subsidiaries (including, after the Closing Date, the Target and its subsidiaries)), as the case may be, including only the following (each with customary materiality and other exceptions consistent with those in the Existing Credit Agreement): (i) corporate existence and status; (ii) corporate power and authority, enforceability; (iii) transactions do not require governmental approvals or result in violation of material law, governmental orders, contracts or organizational documents; (iv) specified financial statements prepared in conformity with U.S. GAAP and no material adverse change; (v) no material adverse litigation, proceeding or investigation or adverse environmental matters; (vi) status under Investment Company Act; (vii) tax matters; (viii) ERISA matters; (ix) accuracy of disclosure; (x) margin regulations; (xi) existence and status of subsidiaries and (xii) anti-corruption laws and sanctions.

COVENANTS:	Substantially similar to those contained in the Existing Credit Agreement, but applicable only to the Borrower and, as appropriate, its subsidiaries or material subsidiaries (and not for the avoidance of doubt, to the Parent, the Company or any of their other subsidiaries (including, after the Closing Date, the Target and its subsidiaries)), as the case may be, including only the following (each with customary materiality and other exceptions consistent with those in the Existing Credit Agreement): (i) delivery of certain information, financial statements and other reporting requirements substantially consistent with the Existing Credit Agreement which, for the avoidance of doubt, shall include consolidated financial statements of the Borrower after the Closing Date; (ii) preservation of business; conduct of business; (iii) maintenance of properties and insurance; (iv) maintenance of books and records, and inspection rights; (v) compliance with laws; (vi) use of proceeds; (vii) limitation on liens (with exceptions substantially similar to those set forth in the Existing Credit Agreement); (viii) limitation on mergers, consolidations, the transfer of all or substantially all assets of the

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Borrower (with successors to be permitted subject to certain conditions); (ix) limitation on ability of subsidiaries of the Borrower to restrict dividends or other distributions; (x) transactions with affiliates (which covenant shall be modified in a manner to be mutually agreed to limit the transfer of assets from the Borrower and its subsidiaries to other subsidiaries of the Parent, subject to exceptions to be agreed); (xi) delivery of guarantees by subsidiaries of the Borrower that guarantee any other material debt of the Borrower, (xii) limitation on subsidiary debt and (xiii) anti-corruption laws and sanctions.

FINANCIAL COVENANT:	The following financial covenant as to the Borrower and its consolidated subsidiaries: Maintenance of a ratio (the “Total Leverage Ratio”) of Consolidated Total Debt to Consolidated EBITDA (with each such term to be defined in a manner corresponding to the definition of such term in the Existing Credit Agreement but with reference only to the Borrower and its subsidiaries (and not for the avoidance of doubt, to the Parent, the Company or any of their other subsidiaries (including, after the Closing Date, the Target and its subsidiaries))) on a rolling four fiscal quarter basis not to exceed 3.50 to 1.00.

EVENTS OF DEFAULT:	Substantially similar to those contained in the Existing Credit Agreement including the following (“Events of Default”), as to the Borrower and, where appropriate, its material subsidiaries (and not for the avoidance of doubt, to the Parent, the Company or any of their other subsidiaries (including, after the Closing Date, the Target and its subsidiaries)): (i) nonpayment of principal and, subject to customary grace periods, interest, fees or other amounts; (ii) any representation or warranty proving to have been materially incorrect when made, deemed made or confirmed; (iii) failure to perform or observe covenants set forth in the Loan Documentation, with notice and cure periods as applicable; (iv) failure to make any payment when due in respect of, or acceleration of the maturity of, other indebtedness in excess of $100,000,000; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) failure to pay monetary judgments in excess of $100,000,000 in the aggregate (subject to certain adjustments for insured amounts) for a period of 60 days; (vii) customary ERISA defaults; (viii) change of control; (ix) repudiation, invalidity or unenforceability of any Loan Documentation; or (x) change in control of the Borrower (subject to customary holding company exception).

ASSIGNMENTS AND
PARTICIPATIONS:	Subject to the limitations set forth in the Commitment Letter, each Lender will be permitted to make assignments in a minimum amount of $10,000,000 to other financial institutions approved in writing in advance by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, (i) that no approval of the Borrower or the Administrative Agent shall be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term shall be defined in the

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Loan Documentation) and (ii) the Borrower shall be deemed to have consented to an assignment unless it shall have objected within 20 business days after having notice thereof (“Deemed Consent”); provided, further that prior to the funding of the Term Loans on the Closing Date, (i) the Borrower’s consent right described above shall apply, and there shall be no Deemed Consent, unless a bankruptcy Event of Default of the Borrower shall have occurred and be continuing at the applicable time and (ii) unless otherwise consented to in writing in advance by the Borrower, any assignment of commitments to make Term Loans (including assignments to another Lender, an affiliate of a Lender or an Approved Fund) must be to commercial and investment banks, in each case, whose senior, unsecured, long-term indebtedness has a rating of BBB- or better by S&P and Baa3 or better by Moody’s. An assignment fee of $3,500 will be charged by the Administrative Agent with respect to each assignment (other than assignments to affiliates). Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Loan Documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to matters which require the approval of all affected Lenders or all Lenders. Each Lender shall keep a record of all participations granted by it in the loans and shall make such record available to the Borrower upon request.

WAIVERS AND
AMENDMENTS:	Amendments and waivers of the provisions of the Loan Documentation will require the approval of Lenders holding loans or commitments representing more than 50% of the aggregate amount of loans and commitments under the Term Loan Facility (“Required Lenders”), except that the consent of all the Lenders affected thereby (or, in the case of clause (iv), all Lenders) shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) postponements of the scheduled date of payment of or forgiveness of any principal, interest or fees or postponement of the date of expiration of any commitments and (iv) modification of the percentage of Lenders required to amend or waive any Lender rights.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents and advisors (the “Indemnified Parties”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding (regardless of whether any Indemnified Party is a party thereto), relating to the Term Loan Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except in the case of the Indemnified Parties’ or Related Indemnified Parties’ gross negligence or willful misconduct or material breach in bad faith of its agreements under the Loan Documentation or disputes that (i) are solely among Lenders and (ii) do not arise from the Borrower’s breach of its obligations under the Term

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Loan Facility or applicable law. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Term Loan Facility to close. The Indemnified Parties shall have no liability for any indirect, special consequential or punitive damages.

For purposes hereof, a “Related Indemnified Party” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers, or employees of such Indemnified Party or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the express instructions of such Indemnified Party, such controlling person or such controlled affiliate.

GOVERNING LAW:	State of New York.

PRICING/FEES/
EXPENSES:	As set forth in Addendum I.

OTHER:	The parties shall waive any right to a trial by jury. The Borrower shall waive any right to sovereign immunity. The parties shall submit to the exclusive jurisdiction of the courts of and in New York, appoint an agent in New York for service of process and waive objection to venue and forum non conveniens. Each Lender that executes and delivers the Loan Documentation shall confirm in writing therein that the Term Loan Facility is being provided for the Borrower on the basis of its properties, assets and credit only. The Loan Documentation will contain customary judgment currency provisions, rights of setoff and sharing of setoff, confidentiality provisions and defaulting lender provisions.

COUNSEL TO THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER:
Shearman & Sterling LLP.

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ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	At the Borrower’s option, any loan under the Term Loan Facility that is made to it will bear interest at a rate equal to (i) in the case of LIBOR loans, LIBOR (but not less than zero) plus the Applicable Margin, as determined in accordance with the Performance Pricing Grid attached as Addendum II hereto, and (ii) in the case of Alternate Base Rate loans, the sum of (A) Alternate Base Rate (to be defined as the highest of (a) one month LIBOR (but not less than zero) plus 1%, (b) the prime rate of the Administrative Agent or its affiliate bank and (c) the Federal Funds rate (but not less than zero) plus .50%) plus (B) the Applicable Margin, as determined in accordance with the Performance Pricing Grid attached as Addendum II hereto.

The Borrower may select interest periods of 1, 2, 3 or 6 months or such other period of time as may at the time be requested by the Borrower and agreed to by the Lenders, for LIBOR loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

A default rate shall apply on all overdue amounts at a rate per annum of 2% above (i) in the case of overdue principal of any loan, the applicable interest rate, or (ii) in the case of any other amount, the interest rate applicable to Alternate Base Rate loans.

PERFORMANCE
PRICING:	The Applicable Margin for LIBOR loans shall be 150 bps and Applicable Margin for Alternate Base Rate loans shall be 50 bps. Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Applicable Margin shall be the rate per annum set forth in the Performance Pricing Grid attached as Addendum II hereto opposite the applicable Total Leverage Ratio.
CALCULATION OF
INTEREST AND FEES:	Other than calculations in respect of interest at the prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.
COST AND YIELD
PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation (including, for the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar

1

authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued), illegality, unavailability, reserves, payments free and clear of withholding or other taxes and tax gross-up. The Borrower will provide appropriate documentation, including receipts, when requested, to indicate payment of any such taxes.

EXPENSES:	The Borrower will pay all reasonable out-of-pocket costs and expenses only of the Lead Arranger and the Administrative Agent associated with the preparation, due diligence, administration, syndication and closing of all Loan Documentation, including, without limitation, the legal fees of counsel to the Lead Arranger and the Administrative Agent, regardless of whether or not the Term Loan Facility is closed. The Borrower will also pay the out-of-pocket costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of any Loan Documentation during an Event of Default.

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ADDENDUM II

PERFORMANCE PRICING GRID

Category	1. Total Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Alternate Base Rate Loans
I	< than 1.25:1.00	1.25%	0.25%
II	> than 1.25:1.00 but < than 2.00:1.00	1.375%	0.375%
III	> than 2.00:1.00 but < than 2.75:1.00	1.50%	0.50%
IV	> than 2.75:1.00	1.75%	0.75%

CONFIDENTIAL	EXHIBIT B

Summary of Additional Conditions Precedent

All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other exhibits thereto) to which this Summary of Additional Conditions Precedent is attached.

The borrowing under the Term Loan Facility shall be subject to the following additional conditions precedent:

1. Operative Documents. Each party thereto shall have executed a credit agreement and, to the extent required, promissory notes consistent with the terms and conditions set forth in this Commitment Letter (the “Operative Documents”).

2. Commitments. Commitments in respect of the Term Loan Facility (in excess of the commitments of Citi pursuant to the Commitment Letter) shall have been obtained from Lenders for an aggregate amount equal to not less than $3,600,000,000.

3. Consummation of Merger. The Merger shall have been or shall be consummated substantially simultaneously with the borrowing under the Term Loan Facility in accordance with the Merger Agreement (as in effect on the date hereof) without giving effect to any amendments, modifications, supplements or waivers thereto or consents thereunder that are materially adverse to the interests of the Lenders without the Commitment Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), it being understood and agreed that any such amendment, modification, supplement, waiver or consent related to the assets, business, results of operations, financial condition, credit worthiness or prospects of the Acquired Business shall be deemed to be not materially adverse to the interests of the Lenders.

4. Financial Statements. The Commitment Party shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent for the three fiscal years ended at least 60 days prior to the Closing Date; (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent for each completed fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the date hereof and at least 40 days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 review), which audited and unaudited financial statements shall be prepared in accordance with, or reconciled to, United States generally accepted accounting principles; (c) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for one fiscal year ended at least 60 days prior to the Closing Date and (d) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each completed fiscal quarter (other than the fourth fiscal quarter in any fiscal year) ended after the date hereof and at least 40 days prior to the Closing Date (with respect to which independent auditors shall have performed a SAS 100 review). The Commitment Party hereby acknowledges receipt of the financial statements in the foregoing clause (a) with respect to the Parent for the fiscal years ended September 25, 2015, September 26, 2014 and September 27, 2013.

5. Confidential Information Memorandum. The Commitment Party shall have received an information memorandum with respect to the Term Loan Facility in form and substance customary for transactions of this type and four-year Projections, to be used in connection with the syndication of the Term Loan Facility.

6. Miscellaneous Closing Conditions. The Borrower shall have delivered to the Commitment Party customary (A) legal opinions, (B) evidence of authority (including the incumbency of officers executing the Operative Documents), (C) corporate resolutions, (D) good standing certificates (E) closing certificates regarding satisfaction of the conditions precedent to funding of the Term Loan Facility (which shall be limited solely to the conditions precedent set forth in this Exhibit B) and (F) a solvency certificate, in the form of Exhibit C hereto.

Exhibit B-1

7. Payment of Fees and Expenses. All fees due to the Administrative Agent, the Commitment Party and the Lenders pursuant to the Fee Letter and, to the extent invoiced at least three (3) business days prior to the Closing Date, all reasonable and documented expenses to be paid or reimbursed to the Administrative Agent and the Commitment Party on or prior to the Closing Date pursuant to the Commitment Letter, shall have been paid.

8. Patriot Act. The Borrower shall have delivered the documentation and other information to the Commitment Party that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the PATRIOT Act, at least three (3) business days prior to the Closing Date, to the extent such documentation or other information is reasonably requested in writing at least ten (10) days prior to the Closing Date.

9. Absence of Defaults; Accuracy of Representations. After giving effect to the Transaction and the making of the Term Loans on the Closing Date, (A) there shall exist no Specified Event of Default under the Operative Documents and (B) each of the Specified Representations and the Acquisition Agreement Representations shall be true and correct in all material respects (except Specified Representations and Acquisition Agreement Representations that are qualified by materiality, which shall be true and correct (after giving effect to any qualification therein) in all respects).

For purposes hereof, the “Specified Representations” means the representations and warranties of the Borrower in the Operative Documents relating as to corporate existence of the Borrower, corporate power and authority (as to execution, delivery and performance of the Operative Documents by the Borrower), the due authorization, execution, delivery (in each case, by the Borrower) and enforceability (subject to customary enforceability exceptions) of the Operative Documents; no conflicts of the Term Loan Facility with charter documents of the Borrower, material law or with respect to debt instruments of the Borrower in an outstanding principal amount in excess of $100,000,000; solvency as of the Closing Date after giving effect to the Transactions of the Borrower and its subsidiaries on a consolidated based (such representation and warranty to be consistent with the solvency certificate in the form set forth in Exhibit C); Federal Reserve margin regulations; use of proceeds of the Term Loans not conflicting with FCPA; OFAC; and Investment Company Act.

For purposes hereof, the “Acquisition Agreement Representations” means the representations and warranties made by the Parent in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Target or its affiliates have the right to terminate their obligations under the Merger Agreement as a result of a breach of such representations and warranties.

For purposes hereof, “Specified Event of Default” means an event of default under the Operative Documents arising from the bankruptcy of the Borrower or a payment event of default.

10. Parent Material Adverse Effect. Except as disclosed in the Parent SEC Documents (as defined in the Merger Agreement) filed or furnished with the SEC since September 30, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the Parent Disclosure Letter (as defined in the Merger Agreement) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section of the Merger Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), since September 30, 2015, there has not been any Effect (as defined in the Merger Agreement) that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement).

Exhibit B-2

11. Organizational Structure. On the Closing Date, the Borrower shall own, directly or indirectly, substantially all of the assets owned by the Company on the date hereof, other than those assets disposed to unaffiliated third parties after the date hereof.

Exhibit B-3

EXHIBIT C

Form of Solvency Certificate

Pursuant to Section [•] of the Term Loan Facility, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of Tyco International Holding S.a.r.l. (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Term Loans under the Term Loan Facility, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Facility.

[Signature Page Follows]

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

TYCO INTERNATIONAL HOLDING S.A.R.L.

By:
Name:
Title:

Exhibit C-2